As filed with the Securities and Exchange Commission on May 8, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	98-0501000 (I.R.S. Employer Identification No.)
141 Front Street
Hamilton, HM19
Bermuda
(Address and Zip Code of Principal Executive Offices)
Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan
Aspen Insurance Holdings Limited Share Incentive Plan
(Full title of the plans)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
Telephone: (212) 947-7200
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Aspen Insurance Holdings Limited (the “Registrant”) regarding the Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan and the Aspen Insurance Holdings Limited Share Incentive Plan (collectively, the “Plans”). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated in this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):
1.The Registrant’s Annual Report on Form 20-F for its fiscal year ended December 31, 2024, filed with the Commission on March 19, 2025;
2.The Registrant’s Report on Form 6-K, filed with the Commission on April 29, 2025; and
3.The description of the Registrant’s Class A ordinary shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 7, 2025, and any amendments or reports filed for the purposes of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 98 of the Companies Act 1981, as amended (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
Bye-Law 145 of the bye-laws of the Registrant provides, among other things, that, subject to certain provisos, our directors, officers, resident representative, member of a committee duly constituted under the bye-laws of the Registrant and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Registrant, and his heirs, executors and administrators (each, an “Indemnified Person”) shall be indemnified and held harmless out of the assets of the Registrant against all actions, costs, charges, liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his duties. The indemnity contained in Bye-Law 145 extends to any Indemnified Person of the Registrant acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided that the indemnity contained in Bye-Law 145 shall not extend to any matter which would render it void under the Companies Act.
Bye-Law 149 of the Registrant’s bye-laws provides that each shareholder and the Registrant agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Registrant, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Registrant. Such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
The Companies Act provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer (including a director) exempt such officer or person from, or indemnify him or her in respect of, any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the company or any subsidiary thereof. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the Registrant and the officer, indemnifying such officer against any liability which would attach to him in respect of his fraud or dishonesty in relation to the company will be void.
Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. The Registrant has purchased and maintain a directors’ and officers’ liability policy for such purpose. The Registrant has also entered into indemnification agreements with its directors and executive officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1
Certificate of Incorporation, Certificate of Incorporation on Change of Name and Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 20, 2023).

3.2	Altered Memorandum of Association (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 20, 2023).

3.3
Third Amended and Restated Bye-laws of the Registrant (incorporated by reference to Exhibit 3.4 to Amendment No. 4 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on March 20, 2025).

4.1*	Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan.

5.1*	Opinion of Walkers (Bermuda) Limited with respect to validity of issuance of securities.

23.1*	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP.

23.2*	Consent of Independent Registered Public Accounting Firm - Ernst & Young Ltd.

23.3*	Consent of Walkers (Bermuda) Limited (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages to the Registration Statement and incorporated herein by reference).

107*	Filing Fee Table.
____________
* Filed herewith.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on May 8, 2025.

ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Mark Cloutier
Name:	Mark Cloutier
Title:	Director, Executive Chair and Group Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of Aspen Insurance Holdings Limited, hereby severally constitute and appoint Mark Pickering and David Amaro, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Aspen Insurance Holdings Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Cloutier	Director, Executive Chair and Group Chief Executive Officer (Principal Executive Officer)	May 8, 2025
Mark Cloutier

/s/ Mark Pickering	Group Chief Financial Officer & Treasurer (Principal Financial Officer)	May 8, 2025
Mark Pickering

/s/ Marc MacGillivray	Chief Accounting Officer (Principal Accounting Officer)	May 8, 2025
Marc MacGillivray

/s/ David Altmaier	Director	May 8, 2025
David Altmaier

/s/ Albert J. Beer	Director	May 8, 2025
Albert J. Beer

/s/ Christian Dunleavy	Director and Group President	May 8, 2025
Christian Dunleavy

/s/ Theresa Froehlich	Director	May 8, 2025
Theresa Froehlich

/s/ Alexander Humphreys	Director	May 8, 2025
Alexander Humphreys

/s/ Michael Lagler	Director	May 8, 2025
Michael Lagler

/s/ Richard Lightowler	Director	May 8, 2025
Richard Lightowler

/s/ Gernot Lohr	Director	May 8, 2025
Gernot Lohr

/s/ Tammy L. Richardson-Augustus	Director	May 8, 2025
Tammy L. Richardson-Augustus

/s/ Michael Saffer	Director	May 8, 2025
Michael Saffer
AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Aspen Insurance Holdings Limited, has signed this registration statement on May 8, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President for and on behalf of Cogency Global Inc.